Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
Patricia L. Quaal
(952) 745-2758
www.TCFExpress.com

FOR IMMEDIATE RELEASE

TCF FINANCIAL CORPORATION   200 East Lake Street, Wayzata, MN 55391-1693

TCF Prepays $804 Million of Fixed-rate Borrowings

WAYZATA, MN August 25, 2003—TCF Financial Corporation (NYSE:TCB) announced today that it has prepaid $804 million of fixed-rate borrowings. These borrowings had an average interest rate of 5.70% and an average remaining maturity of 13 months and are being replaced with lower-cost borrowings with terms of 6 to 18 months.

The total cost of prepaying the borrowings was $37.8 million ($24.6 million after-tax) and will reduce third quarter 2003 diluted earnings per share by approximately 35 cents.  TCF management anticipates these prepayment costs will be substantially offset by reduced future interest expense on the new borrowings.

“Prepaying this high-rate debt makes sense given the current low interest rate environment,” said William A. Cooper, Chairman and CEO.  “We are now much better positioned for future growth in net interest income.”

TCF is a Wayzata, Minnesota-based national financial holding company with $11.8 billion in assets.  TCF has more than 390 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana.  Other TCF affiliates provide leasing and equipment finance, mortgage banking, brokerage, and investments and insurance sales.

-more-

TCF FINANCIAL CORPORATION AND SUBSIDIARIES

SCHEDULE OF PREPAID BORROWINGS

(Dollars in thousands)

(Unaudited)

Original Maturity Date	Amount	Interest Rate

May 10, 2004	$100,000	5.39%
July 19, 2004	100,000	5.61
September 17, 2004	50,000	5.66
September 24, 2004	100,000	5.66
October 12, 2004	50,000	5.85
October 13, 2004	50,000	5.80
October 13, 2004	75,000	5.80
October 14, 2004	75,000	5.80
November 15, 2004	100,000	5.82
February 10, 2005	8,000	5.75
February 10, 2005	96,000	5.78

Total prepaid borrowings	$804,000	5.70%

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